Exhibit (d)(1)(ii)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA SERIES FUND, INC.

and

VOYA INVESTMENTS, LLC

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)
Voya Corporate Leaders® 100 Fund	May 1, 2015	0.500% on first $500 million of assets; 0.450% on next $500 million of assets; and 0.400% thereafter
Voya Global Multi-Asset Fund (formerly, Voya Capital Allocation Fund)	January 12, 2017

Direct Investments(1)
0.900% on first $500 million of assets;
0.875% on next $500 million of assets;
0.850% on next $500 million of assets;
0.825% on next $500 million of assets; and
0.800% thereafter

Other Investments(2)
0.400%

Underlying Funds(3)
0.180% on assets

(1)    “Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

(2)    “Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

(3)    “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on January 12, 2017.

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)
Voya Global Diversified Payment Fund (formerly, Voya Global Target Payment Fund)	May 1, 2015	Direct Investments(4) 0.400% on assets Underlying Funds(5) 0.180% on assets
Voya Government Money Market Fund	January 1, 2018	0.350% on all assets
Voya Mid Cap Research Enhanced Index Fund	May 1, 2015	0.550% on first $500 million of assets; 0.525% on next $250 million of assets; 0.500% on next $1.25 billion of assets; and 0.475% thereafter
Voya Small Company Fund	May 1, 2015	0.950% on first $250 million of assets; 0.900% on next $250 million of assets; 0.875% on next $250 million of assets; 0.850% on next $1.25 billion of assets; and 0.825% thereafter

Effective date: February 28, 2019 to reflect the name change to Voya Global Diversified Payment Fund (formerly, Voya Global Target Payment Fund)

(4)    A “Direct Investment” is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC.  The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.

(5)    “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.